Exhibit 10.1

Global Partners LP
Long-Term Incentive Plan

Grant of Phantom Units

Grantee:	(the “Grantee”)

Grant Date:	(the “Grant Date”)

1.                                      Grant of Phantom Units.  Global GP LLC (“GPLLC”) hereby grants to you          Phantom Units under the Global Partners LP Long-Term Incentive Plan (the “Plan”) on the terms and conditions set forth herein and in the Plan, which is incorporated herein by reference as a part of this agreement (“Agreement”). For the avoidance of doubt, this grant of Phantom Units does not include a tandem grant of distribution equivalent rights.

2.                                      Vesting/Forfeitures. Except as otherwise provided in this Agreement, the Phantom Units will vest in accordance with the vesting schedule set forth in the following table, provided that you remain continuously employed by the Company or an Affiliate from the Grant Date through each vesting date set forth below (each, a “Vesting Date”):

Vesting Date	Cumulative Vested Percentage

If, on any Vesting Date, the application of the vesting schedule set forth above results in a fractional Phantom Unit becoming vested, the number of Phantom Units vesting on such date shall be rounded up to the next whole number of Phantom Units.

3.                                      Events Occurring Prior to Vesting. Notwithstanding Paragraph 2 to the contrary,

(a)                                 Death or Disability. If your employment with GPLLC terminates as a result of your death or a “disability” (defined in your employment agreement with GPLLC, or in the absence of such an agreement, Section 409A(a)(2)(C) of the Code), the Plan’s Committee, in its sole discretion, shall determine whether any or all of the Phantom Units granted to you that have not yet vested shall become vested, shall be forfeited, or shall continue to vest pursuant to their terms as if your employment with GPLLC had continued through the date upon which the last Phantom Units granted hereunder are vested and paid.

(b)                                 Retirement. If your employment with GPLLC terminates as a result of your voluntary retirement on or after age 62 and you have at least 10 years of service with GPLLC or its predecessors at the time of your retirement, the Plan’s

Committee, in its sole discretion, shall determine whether any or all of the Phantom Units granted to you that have not yet vested shall become vested or forfeited.

(c)                                  Involuntary Termination. If your employment with GPLLC is terminated by GPLLC for any reason other than “Cause” (as defined in your employment agreement with GPLLC, or in the absence of such an agreement, as defined in Paragraph 3(d) below), the Plan’s Committee, in its sole discretion, shall determine whether any or all of the Phantom Units granted to you that have not yet vested shall become vested or forfeited.

(d)                                 Termination for Cause; Voluntary Termination. If your employment with GPLLC is terminated (1) by GPLLC for Cause, or (2) by you (other than by retirement pursuant to 3(d) above), all unvested Phantom Units then held by you that have not vested shall automatically be forfeited without payment upon such termination. For the purposes of this Agreement:

(A)                               If you are not party to an employment agreement with GPLLC that contains a definition of Cause, Cause shall be defined to mean (i) your continual disregard of or failure to follow any written rules or policies of GPLLC, the Partnership and their Affiliates, (ii)  your repeated failure or refusal to perform your duties as an employee, (iii)  your embezzlement, misappropriation of assets or property (tangible or intangible) of GPLLC, the Partnership and/or their Affiliates, (iv)  your gross negligence, misconduct, neglect of duties, theft, fraud, or breach of fiduciary duty to GPLLC, the Partnership and their Affiliates, (v)  your unauthorized disclosure of any trade secret or confidential information of GPLLC, the Partnership and/or their Affiliates or any other act of disloyalty to GPLLC, the Partnership and their Affiliates, (vi)  the commission of an act which constitutes unfair competition with GPLLC, the Partnership and/or their Affiliates or which induces any customer or supplier to breach a contract with GPLLC, the Partnership and/or their Affiliates, (vii)  an act by you which creates adverse publicity for GPLLC, the Partnership and their Affiliates, (viii)  your conviction of a felony, including a plea of guilty or no contest, or (ix) your breach of the Non-Competition Agreement (as defined below).

Notwithstanding the foregoing, if you are party to an employment agreement with GPLLC that contains a definition of “constructive termination” or “good reason” or a similar term, and your termination of your employment with GPLLC is determined finally by an arbitrator or court of competent jurisdiction to constitute constructive termination or termination with good reason or the like, then the Plan’s Committee, in its sole discretion, shall determine whether any or all of the Phantom Units granted to you that have not yet vested shall become vested or forfeited.

(e)                                  Change of Control. All outstanding Phantom Units held by you automatically shall become fully vested upon a Change of Control (as defined in your employment agreement with GPLLC, or in the absence of such a definition, as defined below).

“Change of Control” means, and shall be deemed to have occurred upon the occurrence of one or more of the following events:  (i) any sale, lease, exchange or other transfer or disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of GPLLC or the Partnership to any Person and/or its Affiliates, other than to GPLLC, the Partnership and/or any of their Affiliates; (ii)  the consolidation, reorganization, merger or other transaction pursuant to which more than 50% of the combined voting power of the outstanding equity interests in GPLLC cease to be owned by the Persons (including Affiliates thereof) who own such interests as of the effective date of the initial public offering of Units (each such Person, an “Original Holder”); provided that, any transaction involving a transfer from an Original Holder to another Original Holder shall be disregarded for purposes of Paragraph 3(e)(ii) and shall not be considered in determining whether a Change of Control has occurred; or (iii)  GPLLC (or an Affiliate thereof) ceasing to be the general partner of the Partnership.

For purposes of this Paragraph 3, “employment with GPLLC” shall include being an Employee of, or a Consultant to, GPLLC or an Affiliate.

4.                                      Payments.  As soon as administratively practicable after a Vesting Date, or, if vesting occurs upon a Change of Control as provided in Paragraph 3(e), as soon as administratively practicable on or following such Change of Control, but in all events not later than 2½ months following the vesting of the Phantom Unit, you shall be paid one Unit for each such vested Phantom Unit, subject to Paragraph 7; provided, however, the Committee may, in its sole discretion, direct that a cash payment be made to you in lieu of the delivery of such Unit.  Any such cash payment shall be equal to the Fair Market Value of the Unit on the day immediately preceding the payment date.  If more than one Phantom Unit vests at the same time, the Committee may elect to pay such vested Award in Units, cash or any combination thereof, in its discretion.

5.                                      Limitations Upon Transfer. All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

6.                                      Restrictions. By accepting this grant, you agree that any Units that you may acquire upon payment of this award will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. You also agree that (i)  the certificates representing the Units acquired under this award may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii)  GPLLC may refuse to register the transfer of the Units to be acquired under this award on the transfer records of the Partnership if such proposed transfer would in the opinion of counsel satisfactory to the Partnership constitute a violation of any applicable securities law, and (iii)  the Partnership may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Units to be acquired under this award.

7.                                      Withholding of Taxes. To the extent that the grant, vesting or payment of a Phantom Unit results in the receipt of compensation by you with respect to which GPLLC or an Affiliate has a tax withholding obligation for any reason, you shall pay to GPLLC or the Affiliate such amount of money as GPLLC or the Affiliate may require to meet its withholding obligations under applicable law. With respect to any required tax withholding, you may (a) direct GPLLC or the Affiliate to withhold from the Units to be issued to you pursuant to Paragraph 4 of this Agreement the number of Units necessary to satisfy the tax withholding obligation, which determination will be based on the Units’ Fair Market Value on the date of withholding; or (b) deliver cash to GPLLC or the Affiliate sufficient to satisfy the tax withholding obligation. If you fail to make an election, GPLLC or the Affiliate shall automatically proceed as if you had elected the withholding option described in subparagraph (a) by withholding a number of Units issuable to you pursuant to Paragraph 4 of this Agreement necessary to satisfy the tax withholding obligation. In the event GPLLC or an Affiliate determines that the aggregate Fair Market Value of the Units withheld as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then you must pay to GPLLC or the Affiliate, in cash, the amount of that deficiency immediately upon GPLLC’s or the Affiliate’s request.

8.                                      Rights as Unitholder. You, or your executor, administrator, heirs, or legatees shall have the right to vote and receive distributions on Units and all the other privileges of a unitholder of the Partnership only from the date of issuance of a Unit certificate in your name representing payment of a vested Phantom Unit.

9.                                      Non-Competition.  As a condition of your receipt of this Grant of Phantom Units, you agree to execute the Confidentiality, Non-Competition, and Non-Solicitation Agreement that is attached hereto as Exhibit A (the “Non-Competition Agreement”). You acknowledge and agree that the restrictions set forth in the Non-Competition Agreement are reasonable in all respects and no greater than necessary to protect GPLLC’s legitimate business interests, including the protection of its confidential information, trade secrets and goodwill.  You also acknowledge that in receiving this Grant of Phantom Units, you are receiving new consideration above and beyond any consideration to which you were entitled but for your entry into the Non-Competition Agreement, and if you fail to execute the Non-Competition Agreement and deliver it to the Company on or before July 10, 2013, you shall forfeit all Phantom Units granted hereunder.

10.                               Insider Trading Policy. The terms of Partnership’s Insider Trading Policy (the “Policy”) with respect to Units are incorporated herein by reference. The timing of the delivery of any Units pursuant to a vested Phantom Unit shall be subject to and comply with such Policy.

11.                               Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of GPLLC and upon any person lawfully claiming under you.

12.                               Entire Agreement. Except as modified by, and subject to the terms of, any written employment, severance or change of control agreement between us or between you and an Affiliate, the Plan and this Agreement constitute the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Phantom Units granted hereby; provided, however, that this Agreement is in addition to and does not supersede or replace any prior or contemporaneous agreement between you and GPLLC, the Partnership, or any of their Affiliates relating to confidentiality, non-disclosure, non-competition, or non-solicitation.

13.                               Modifications. Except as provided below, any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of GPLLC.

14.                               Conflicts and Governing Law. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. In the event of any conflict between the terms of this Agreement and any written employment, severance or change of control agreement between us or between you and an Affiliate, the written employment, severance or change of control agreement shall control. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise. This grant shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

GLOBAL GP LLC

By:
Name:
Title:

GRANTEE

By:
Name: